Filed Pursuant to Rule 424(b)(5)
Registration No. 333-183449

CALCULATION OF REGISTRATION FEE

Title of each class of securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.900% Notes due 2042	$1,100,000,000	$126,060

(1)	Calculated in accordance with Rule 457(r).

Prospectus    Supplement

(To Prospectus dated August 21, 2012)

$1,100,000,000

ILLINOIS TOOL WORKS INC.

3.900% Notes due 2042

Interest on the notes will be paid semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2013. The notes will mature on September 1, 2042. We may redeem the notes, at any time in whole or from time to time in part, at the redemption price described in this prospectus supplement under the caption “Description of Notes—Optional Redemption.”

The notes will be our unsecured senior debt obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The notes will not be convertible or exchangeable.

We do not intend to apply for listing of the notes on any securities exchange. Currently, there is no public market for the notes.

Investing in our notes involves risks that are described under “Risk Factors ” beginning on page S-7 of this prospectus supplement.

	Public offering price (1)	Underwriting discount	Proceeds, before expenses, to us
Per Note	99.038%	0.875%	98.163%
Total	$1,089,418,000	$9,625,000	$1,079,793,000

(1)	Plus accrued interest, if any, from August 28, 2012, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company and its direct and indirect participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, on or about August 28, 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	J.P. Morgan

Co-Managers

Goldman, Sachs & Co.	HSBC	Mizuho Securities
SOCIETE GENERALE		Wells Fargo Securities

Banca IMI	COMMERZBANK	ING

BMO Capital Markets	Danske Bank	Loop Capital Markets
nab Securities, LLC	UBS Investment Bank	US Bancorp

Prospectus Supplement dated August 21, 2012

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information with respect to this offering. If any person provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should only assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of the respective document. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus dated as of August 21, 2012, which was originally filed as part of our Registration Statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone to provide you with different information. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time after the date of that information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on behalf of us or the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement and the accompanying prospectus, unless otherwise stated, references to “we,” “us” and “our” refer to Illinois Tool Works Inc. and its subsidiaries.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference certain statements and information that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may be identified by the use of words such as “believe,” “expect,” “plans,” “intends,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “guidance,” “forecast,” and other similar words, including, without limitation, statements regarding the expected acquisition or disposition of businesses, the availability of raw materials and energy, the expiration of any one of our patents, the cost of compliance with environmental regulations, economic conditions in certain geographic regions, the adequacy of internally generated funds and credit facilities, the meeting of dividend payout objectives, the ability to fund debt service obligations, the likelihood of future goodwill or intangible asset impairment charges, our portion of future benefit payments related to pension and postretirement benefits, the availability of additional financing, the outcome of outstanding legal proceedings, the impact of adopting new accounting pronouncements and the estimated timing and amount related to the resolution of tax matters. These statements are subject to certain risks, uncertainties, and other factors, which could cause actual results to differ materially from those anticipated. Important risks that may influence future results include (1) weakness or downturns in the markets we serve, (2) changes or deterioration in international and domestic political and economic conditions, (3) potential negative impact of acquisitions on our profitability and return on invested capital, (4) the risk of intentional acts of our employees, agents or business partners that violate anti-corruption and other laws, (5) the unfavorable impact of foreign currency fluctuations, (6) decreases in credit availability, (7) raw material price increases and supply shortages, (8) an interruption in, or reduction in, introducing new products into our product lines, (9) an unfavorable environment for making acquisitions, domestic and international, including adverse accounting or regulatory requirements and market values of candidates, (10) unfavorable tax law changes and tax authority rulings, (11) financial market risks to our obligations under our defined benefit pension plans, and (12) potential adverse outcome in legal proceedings. The risks covered here are not all inclusive and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, known or unknown to us, including, but not limited to, those described in the section of this prospectus supplement entitled “Risk Factors” appearing below and elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date the statement is made, whether as a result of new information, future events, changes in assumptions or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, reports, proxy statements and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying

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prospectus are part of that registration statement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

The SEC allows us to incorporate by reference into this document the information we file with the SEC. This means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

2.	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012; and

3.	Current Reports on Form 8-K filed on January 13, 2012, February 7, 2012, February 13, 2012, February 23, 2012, April 6, 2012, May 10, 2012 and August 17, 2012 (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we have terminated the offering. Those documents will become a part of this prospectus supplement from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus supplement after the date of this prospectus supplement will automatically update and may replace information in this prospectus supplement, the accompanying prospectus and information previously filed with the SEC.

You may request a copy of any of these documents from us without charge, excluding certain exhibits to the documents, by writing or telephoning us at the following address:

Maria C. Green, Secretary

Illinois Tool Works Inc.

3600 West Lake Avenue

Glenview, IL 60026

(847) 724-7500

Documents may also be available on our website at www.itw.com. We do not intend our website address to be an active link and information contained on our website does not constitute a part of this prospectus supplement or the accompanying prospectus (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus supplement or the accompanying prospectus or has been expressly incorporated by reference into this prospectus supplement or the accompanying prospectus.

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SUMMARY

The Company

We are a multinational manufacturer of a diversified range of industrial products and equipment. As of December 31, 2011, our businesses operate in 58 countries and are reported internally as 52 operating segments to senior management. These operating segments have been aggregated into the following eight external reportable segments:

Transportation: Businesses in this segment produce components, fasteners, fluids and polymers, as well as truck remanufacturing and related parts and service.

In the Transportation segment, products and services include:

•	plastic and metal components, fasteners and assemblies for automobiles and light trucks, and other industrial uses;

•	fluids, polymers and other supplies for auto aftermarket maintenance and appearance;

•	fillers and putties for auto body repair;

•	polyester coatings and patch and repair products for the marine industry; and

•	truck remanufacturing and related parts and service.

Power Systems & Electronics: Businesses in this segment produce equipment and consumables associated with specialty power conversion, metallurgy and electronics.

In the Power Systems & Electronics segment, products include:

•	arc welding equipment;

•	metal arc welding consumables and related accessories;

•	metal solder materials for PC board fabrication;

•	equipment and services for microelectronics assembly;

•	electronic components and component packaging;

•	static and contamination control equipment;

•	airport ground support equipment;

•	pressure sensitive adhesives and components for telecommunications, electronics, medical and transportation applications; and

•	metal jacketing and other insulation products.

Industrial Packaging: Businesses in this segment produce steel, plastic and paper products and equipment used for bundling, shipping and protecting goods in transit.

In the Industrial Packaging segment, products include:

•	steel and plastic strapping and related tools and equipment;

•	plastic stretch film and related equipment; and

•	paper and plastic products that protect goods in transit.

Food Equipment: Businesses in this segment produce commercial food equipment and related service.

In the Food Equipment segment, products and services include:

•	warewashing equipment;

•	cooking equipment, including ovens, ranges and broilers;

•	refrigeration equipment, including refrigerators, freezers and prep tables;

•	food processing equipment, including slicers, mixers and scales;

•	kitchen exhaust, ventilation and pollution control systems; and

•	food equipment service, maintenance and repair.

Construction Products: Businesses in this segment produce tools, fasteners and other products for construction applications.

In the Construction Products segment, products include:

•	fasteners and related fastening tools for wood and metal applications;

•	anchors, fasteners and related tools for concrete applications;

•	metal plate truss components and related equipment and software; and

•	packaged hardware, fasteners, anchors and other products for retail.

Polymers & Fluids: Businesses in this segment produce adhesives, sealants, lubrication and cutting fluids, and hygiene products.

In the Polymers & Fluids segment, products include:

•	adhesives for industrial, construction and consumer purposes;

•	chemical fluids which clean or add lubrication to machines;

•	epoxy and resin-based coating products for industrial applications; and

•	hand wipes and cleaners for industrial applications.

Decorative Surfaces: Businesses in this segment produce decorative surfacing materials for furniture, office and retail space, countertops, and other applications.

In the Decorative Surfaces segment, products include:

•	decorative high-pressure laminate for furniture, office and retail space, and countertops; and

•	high-pressure laminate worktops.

All Other: This segment includes all other operating segments.

In the All Other segment, products include:

•	equipment and related software for testing and measuring of materials, structures, gases and fluids;

•	plastic reclosable packaging for consumer food storage;

•	plastic consumables that multi-pack cans and bottles and related equipment;

•	plastic and metal fasteners and components for appliances, furniture and industrial uses;

•	foil, film and related equipment used to decorate consumer products;

•	product coding and marking equipment and related consumables; and

•	line integration, conveyor systems and line automation for the food and beverage industries.

Recent Developments

On August 16, 2012, we announced that we had entered into an investment agreement whereby a fund managed by Clayton Dubilier & Rice, LLC (the “CD&R Fund”) will acquire a 51% equity interest in our Decorative Surfaces business. Pursuant to the agreement, we will contribute the assets and stock of our Decorative Surfaces segment to a newly-formed limited liability company, Wilsonart International Holdings LLC (“Wilsonart”), in exchange for cash payments totaling $1.05 billion and a continued 49% equity interest in the business. The amount of the cash payment is subject to adjustment based on the amount of cash, third-party debt and net operating assets of Wilsonart at closing. We intend to use a majority of the after-tax proceeds from the transaction to repurchase shares of our common stock under our existing $4 billion stock repurchase program, under which there was approximately $2.6 billion of authorized repurchases remaining as of August 20, 2012. Following closing, Wilsonart will operate as an independent company. In 2011, our Decorative Surfaces segment had operating revenues of $1.1 billion, operating income of $132.4 million, operating margins of 12.2% and depreciation and amortization of $21.9 million. At December 31, 2011, the Decorative Surfaces segment had identifiable assets of $399.9 million.

Pursuant to the investment agreement, the CD&R Fund will contribute $395 million to Wilsonart in exchange for newly-issued cumulative convertible participating preferred units (the “preferred units”) of Wilsonart. On an as-converted fully diluted basis, the CD&R Fund will own approximately 51% and we will own approximately 49% of the equity in Wilsonart immediately after the closing. The investment agreement anticipates that concurrently with closing, Wilsonart will borrow approximately $725 million through a combination of new secured term loans and the issuance of new senior unsecured notes. The proceeds received by Wilsonart from the CD&R Fund’s equity financing and the third party term loans will be used by Wilsonart to complete the acquisition of the Decorative Surfaces business from us. Wilsonart will also have a $175 million revolving credit facility to fund future cash needs after closing.

The closing of the transactions under the investment agreement is expected to occur in the fourth quarter of 2012 and is subject to certain conditions, including the absence of a material adverse change in the Decorative Surfaces business since August 15, 2012, regulatory approvals and completion of a marketing period in connection with the debt financing by Wilsonart. Upon completion of the transaction, we expect that we will cease to consolidate the results of the Decorative Surfaces business within our financial statements and will report our ownership interest in Wilsonart using the equity method of accounting.

The preferred units of Wilsonart to be purchased by the CD&R Fund will rank senior to our common units. The preferred units will have an initial liquidation preference of $395 million and entitle the CD&R Fund to a dividend of 10% per annum on the liquidation preference, compounding quarterly and payable in cash or in additional preferred units at the option of Wilsonart. If dividends are paid in additional units and exceed certain thresholds, the dividends will accrue at a rate of 12% per annum. Dividend payments will be eliminated for any prospective periods if Wilsonart achieves certain earnings targets for three consecutive twelve-month periods.

At closing, we plan to enter into a limited liability company agreement with the CD&R Fund pursuant to which we will be entitled to appoint three of Wilsonart’s eight board members. This agreement will also govern the rights of the parties in connection with consents required for certain significant company actions, registration rights and equity transfers. It is not anticipated that we will receive any significant distributions based on our continued ownership interest in Wilsonart, and we expect that the instruments governing Wilsonart’s indebtedness will significantly restrict any such distributions.

Under the investment agreement, we have agreed not to compete with Wilsonart and its business following the closing until two years after we own less than 50% of the equity we owned at closing. The non-competition provision is subject to certain customary exceptions.

As long as the CD&R Fund and its affiliates hold more than 50% of the total outstanding equity of Wilsonart, if they propose to sell all of their equity of Wilsonart to an unaffiliated third party, they may require the participation of all other equity holders in such transaction provided that the proceeds of such transaction are shared by all equity holders (including the CD&R Fund and its affiliates) pro rata, on an as-converted basis. Subject to certain limitations and exceptions, if a holder of equity units in Wilsonart proposes to sell all or part of its equity units, the other party will have a right of first refusal to purchase such units or to participate in such sale. The equity holders in Wilsonart will also have preemptive rights to purchase their pro rata portion of any new units proposed to be issued by Wilsonart in the future.

Under limited circumstances, after the earlier of the third anniversary of the closing of the transactions or such time as the preferred units cease to accrue dividends, either party, so long as they and their permitted affiliate transferees own at least 25% of the outstanding equity of Wilsonart, will have the right to cause the initial public offering (“IPO”) of Wilsonart. In the event that we or any of our permitted transferees initiates an IPO, as an alternative to the IPO, the CD&R Fund will have the right to purchase the units held by us or our transferees, as applicable, and our affiliates for a purchase price based on a valuation of such units undertaken by three independent investment banks applying certain agreed upon valuation principles.

The foregoing description of the investment agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the investment agreement, which is filed as Exhibit 2.1 to our Form 8-K filed August 17, 2012 and is incorporated herein by reference.

The Offering

The following is a brief summary of some of the terms of the notes. For a more complete description of the terms of the notes see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Illinois Tool Works Inc.

Notes Offered	$1,100,000,000 aggregate principal amount of 3.900% notes due 2042.

Maturity	The notes will mature on September 1, 2042.

Interest Payment Dates	Interest on the notes is payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2013.

Ranking	The notes will be unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Use of Proceeds	We estimate that the net proceeds from the offering, after deducting the underwriters’ discount and estimated offering expenses payable by us, will be approximately $1,078,148,000. We intend to use these proceeds to repay short-term indebtedness we have incurred under our commercial paper program and for general corporate purposes.

Optional Redemption	We may redeem the notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement. See “Description of Notes—Optional Redemption.”

Certain Covenants	The indenture for the notes limits our ability to, among other things, engage in mergers, consolidations or similar transactions, create liens and engage in sale and leaseback transactions. See “Description of Notes—Covenants.”

Further Issuances	We may from time to time, without the consent of the holders of the notes, issue additional notes with the same terms and conditions and with the same CUSIP number as the notes of that series so that the additional notes will be consolidated and form a single series with the previously outstanding notes of the applicable series. See “Description of Notes—General.”

Book-Entry	The notes will be issued in book-entry form and will be represented by global securities deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. See “Description of Notes—Book-Entry System.”

Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and its direct and indirect participants, including the depositaries for Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V.; and these interests may not be exchanged for certificated notes, except in limited circumstances.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	See “Risk Factors” included in this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in the notes.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks described below and other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement before investing in the notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently consider less significant may also impair our business operations. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks.

This prospectus supplement and the accompanying prospectus also contain or incorporate by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus. See “Forward-Looking Statements.”

Risks Related to Our Business

For a discussion of risks related to our business and operations, please see “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2011, which are incorporated by reference in this prospectus supplement, as well as similar disclosures contained in our filings with the SEC subsequent to the date of this prospectus supplement.

Risks Related to the Offering

The notes are subject to prior claims of any of our secured creditors.

The notes are our unsecured general obligations, ranking equally with other unsecured and unsubordinated debt but below any secured debt to the extent of the value of the assets constituting the security. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any debt secured by our assets or assets of our subsidiaries, these assets will be subject to the prior claims of our secured creditors.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of the secured debt before any payment could be made on the notes. To the extent that such assets cannot satisfy in full our secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment with the notes. In that case, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

The notes are effectively subordinated to the existing and future liabilities of our subsidiaries.

Our equity interest in our subsidiaries is subordinate to any debt and other liabilities and commitments of our subsidiaries to the extent of the value of the assets of such subsidiaries, whether or not secured. The notes will not be guaranteed by our subsidiaries and we may not have direct access to the assets of our subsidiaries unless these assets are transferred to us by dividend or otherwise. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us.

Credit ratings of the notes may change and affect the market price and marketability of the notes.

Credit ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market price or marketability of the notes and increase our corporate borrowing costs.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture pursuant to which the notes will be issued do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

An active trading market may not develop for the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange. Certain of the underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable law. However, the underwriters are not obligated to make a market in the notes and may cease their market-making activities at any time at their discretion without notice. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for securities and by changes in the financial performance or prospects of our company or companies in our industry. As a result, no assurance can be given (i) that an active trading market will develop or be maintained for the notes, (ii) as to the liquidity of any market that does develop or (iii) as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

USE OF PROCEEDS

The net proceeds to us from the sale of the notes will be approximately $1,078.1 million (after deducting the underwriting discount and our offering expenses). We intend to use the net proceeds from the sale of the notes to repay short-term indebtedness we have incurred under our commercial paper program and for general corporate purposes. The amount outstanding under our commercial paper program as of August 17, 2012, was approximately $1.4 billion, at a weighted average interest rate of 0.2% per year, which rate is subject to change over time. Pending application of the proceeds of sale of the notes, we intend to invest such proceeds in short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the last five fiscal years and for the six months ended June 30, 2012 is set forth below. You should read this table in conjunction with the consolidated financial statements and related notes to financial statements incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” in this prospectus supplement.

For the purpose of computing these ratios, “earnings” consists of income from continuing operations before income taxes and equity method earnings plus fixed charges and dividends of unconsolidated affiliates. “Fixed charges” consists of interest expense (which includes amortization of debt issuance costs) and an estimate of the interest within rental expense. The ratio was calculated by dividing the sum of the “fixed charges” into the sum of “earnings.” Interest related to income tax matters is included in income taxes in the consolidated statement of income and is excluded from the computation of fixed charges.

	Six Months Ended June 30, 2012		Fiscal Year Ended December 31,
	Pro Forma(2)	Actual	Pro Forma 2011(2)	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges (1)	10.2x	11.8x	9.7x	11.3x	10.1x	6.5x	11.9x	17.7x

(1)	Certain reclassifications of prior years’ data have been made to conform to current year reporting, including discontinued operations. Fiscal years 2010 and 2009 have been restated for the elimination of the one-month lag for the reporting of our international operations outside of North America. See “Selected Consolidated Financial Data” for more detail regarding discontinued operations and the elimination of the one-month lag.
(2)	Sets forth our ratio of earnings to fixed charges on a pro forma basis to reflect the issuance of the notes, including the receipt of net proceeds from the sale of the notes after deducting the offering discount and fees and expenses, and repayment of outstanding commercial paper. Reflects the issuance of $1,100.0 million of notes and repayment of commercial paper as of the beginning of the period indicated.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents our selected consolidated financial data for the periods indicated. The consolidated statement of income data for the six months ended June 30, 2012 and 2011 and the consolidated statement of financial position data as of June 30, 2012 have been derived from our unaudited interim consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The consolidated statement of financial position data as of June 30, 2011 has been derived from our unaudited interim consolidated financial statements not included or incorporated by reference in this prospectus supplement or the accompanying prospectus. The consolidated statement of income data for each of the years in the three-year period ended December 31, 2011 and the consolidated statement of financial position data as of December 31, 2011 and 2010 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The consolidated statement of income data for the years ended December 31, 2008 and 2007 and the consolidated statement of financial position data as of December 31, 2009, 2008 and 2007 have been derived from our unaudited consolidated financial statements not included or incorporated by reference in this prospectus supplement or the accompanying prospectus.

The selected historical consolidated financial data presented below should be read in conjunction with our audited consolidated financial statements and related notes to financial statements, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the period ended June 30, 2012, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our audited and unaudited consolidated financial information may not be indicative of our future performance.

	Six Months Ended June 30,		Fiscal Year Ended December 31,
In thousands (except per share amounts)	2012	2011	2011	2010	2009	2008	2007
Operating revenues	$9,202,219	$8,886,759	$17,786,583	$15,415,692	$13,572,996	$16,544,281	$15,549,806
Income from continuing operations	998,043	1,089,766	2,017,014	1,452,438	968,638	1,623,963	1,764,678
Income from continuing operations per common share:
Basic	2.09	2.19	4.10	2.90	1.94	3.13	3.20
Diluted	2.08	2.17	4.08	2.89	1.93	3.12	3.17
Total assets at period-end	18,921,209	18,526,175	17,983,514	16,412,311	15,811,432	15,203,551	15,525,862
Long-term debt at period-end	3,468,085	2,622,796	3,488,198	2,542,087	2,861,304	1,247,883	1,888,839
Cash dividends declared per common share	0.72	0.68	1.40	1.30	1.24	1.18	0.98

Certain reclassifications of prior years’ data have been made to conform to current year reporting, including discontinued operations, as discussed below. Fiscal years 2010 and 2009 have been restated for the elimination of the one-month lag for the reporting of our international operations outside of North America, as discussed below.

Prior to 2011, our international operations outside of North America had a fiscal reporting period that began on December 1 and ended on November 30. Effective January 1, 2011, we eliminated the one-month lag for the reporting of our international operations outside of North America. As a result, we are now reporting both North American and international results on a calendar year basis. We determined that the elimination of the one month reporting lag was preferable because the same period-end reporting date improves overall financial reporting as the impact of current events, economic conditions and global trends are consistently reflected in the financial statements of the North American and international business units. We have applied this change in accounting principle retrospectively to fiscal periods 2010 and 2009. Refer to the International Reporting Lag note in “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of this change in accounting principle.

We periodically review our operations for businesses that may no longer be aligned with our long-term objectives. For businesses reported as discontinued operations in the statement of income, all related prior period income statement information has been restated to conform to the current year reporting of these businesses. Income from discontinued operations was $369,123,000 and $31,804,000 for the six months ended June 30, 2012 and 2011, respectively. Income (loss) from discontinued operations was $54,370,000, $50,514,000, $4,059,000, $(104,960,000), and $105,184,000 in the years 2011, 2010, 2009, 2008, and 2007, respectively. Refer to the Discontinued Operations note in “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2011 and “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the period ended June 30, 2012 for a discussion of our discontinued operations.

On January 1, 2009, we adopted new accounting guidance related to business combinations. The new accounting guidance requires an entity to recognize assets acquired, liabilities assumed, contractual contingencies and contingent consideration at their fair value on the acquisition date. This new guidance also requires prospectively that (1) acquisition-related costs be expensed as incurred; (2) restructuring costs generally be recognized as post-acquisition expenses; and (3) changes in deferred tax asset valuation allowances and income tax uncertainties after the measurement period impact income tax expense. Refer to the Acquisitions note in “Item 8. Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of this change in accounting principle.

On January 1, 2009, we adopted new accounting guidance on fair value measurements for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value on a nonrecurring basis. The new accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants and provides guidance for measuring fair values and the necessary disclosures. Refer to the Goodwill and Intangible Assets note in “Item 8. Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of this change in accounting principle.

On January 1, 2008, we adopted new accounting guidance related to defined benefit plans which required us to change our measurement date to correspond with our fiscal year-end. We previously used a September 30 measurement date. As allowed under the provisions of this new guidance, we elected to remeasure our plan assets and benefit obligation as of the beginning of the fiscal year. Upon adoption, we recorded an after-tax charge of $12,788,000 to beginning retained earnings and an after-tax gain to accumulated other comprehensive income of $3,573,000 related to the three months ended December 31, 2007.

Information on the comparability of results is included in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the period ended June 30, 2012.

We periodically make changes to our management reporting structure to better align our businesses with our objectives and operating strategies. In the first quarter of 2012, we made certain changes in our management reporting structure that resulted in changes in some of the reportable segments. These changes primarily related to the industrial fasteners reporting unit, formerly in the All Other segment, moving to the Transportation segment; certain businesses in a Latin American reporting unit, formerly in the Polymers & Fluids segment, moving to the Transportation segment; and a worldwide insulation reporting unit, formerly in the Industrial Packaging segment, moving to the Power Systems & Electronics segment. The changes in the reportable segments and underlying reporting units did not result in any impairment charges in the first quarter of 2012. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

The operating revenues and operating income by segment set forth below have been prepared to reflect the reclassification of the segment operating results from these reportable segment changes on our previously reported operating revenues and income by segment for the fiscal years ended December 31, 2011 and 2010.

	Fiscal Year Ended December 31,
In Thousands	2011	2010
Operating revenues:
Transportation	$3,444,305	$2,839,330
Power Systems & Electronics	2,988,072	2,517,410
Industrial Packaging	2,462,682	2,122,876
Food Equipment	1,985,054	1,860,308
Construction Products	1,958,659	1,753,232
Polymers & Fluids	1,250,468	1,001,260
Decorative Surfaces	1,083,158	992,376
All Other	2,690,252	2,406,487
Intersegment revenues	(76,067)	(77,587)

	$17,786,583	$15,415,692

	2011	2010
Operating income:
Transportation	$539,019	$427,435
Power Systems & Electronics	605,110	492,513
Industrial Packaging	248,907	208,052
Food Equipment	303,771	255,061
Construction Products	225,448	192,064
Polymers & Fluids	187,672	167,069
Decorative Surfaces	132,394	117,333
All Other	488,687	394,490

	$2,731,008	$2,254,017

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2012 on a historical basis and on an as adjusted basis to give effect to the offering of the notes and the use of proceeds therefrom as described under “Use of Proceeds.” This table should be read in conjunction with our consolidated unaudited financial statements, including the notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2012
	Actual	As Adjusted (1)
	(in thousands)
Cash and cash equivalents	$1,691,911	$1,691,911

Debt:
U.S. Dollar-denominated commercial paper	$1,341,407	$263,259
4.88% senior notes due through December 31, 2020	16,603	16,603
5.15% notes due April 1, 2014	799,758	799,758
6.25% notes due April 1, 2019	699,917	699,917
5.25% Euro notes due October 1, 2014	949,591	949,591
3.375% notes due September 15, 2021	348,543	348,543
4.875% notes due September 15, 2041	640,622	640,622
3.900% notes due September 1, 2042 offered hereby	—	1,089,418
Other borrowings	109,236	109,236

Total debt	4,905,677	4,916,947
Total stockholders’ equity	10,101,247	10,101,247

Total capitalization	$15,006,924	$15,018,194

(1)	Assumes all of the net proceeds from the offering are used to repay commercial paper.

DESCRIPTION OF NOTES

The following description of the terms of the notes offered hereby supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms of debt securities set forth in the accompanying prospectus, to which description reference is hereby made. In this “Description of Notes” section, the terms “we,” “our,” “us” and “ITW” refer solely to Illinois Tool Works Inc. and not to its subsidiaries.

General

We will issue the notes as a series of debt securities under the Indenture dated November 1, 1986, as supplemented by a First Supplemental Indenture dated as of May 1, 1990, between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “trustee”), with certain terms of the notes being set forth in an officer’s certificate (together, the “indenture”).

The notes will not have the benefit of any sinking fund and will not be convertible or exchangeable. We will issue the notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued in book-entry form only. At our option, we may redeem the notes prior to maturity at the redemption prices described below.

We may from time to time under the indenture, without the consent of the existing holders of notes, create and issue additional notes with the same terms and conditions and with the same CUSIP number as the notes, except for issue date, issue price and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.

Ranking

The notes will be our direct, unsecured obligations. They will rank on a parity with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Principal, Interest Payments and Maturity

The notes will initially be limited to $1,100,000,000 aggregate principal amount and will mature on September 1, 2042.

The notes will bear interest at the rate of 3.900% per year, accruing from August 28, 2012 or the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the notes semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2013, to persons in whose names the notes are registered at the close of business on the preceding February 15 or August 15, as the case may be. We will compute the amount of interest payable on the basis of a 360-day year of twelve 30-day months.

Principal of and any premium or interest on the notes will be payable, and the notes may be registered for transfer or exchanged without payment of any charge (other than any tax or other governmental charge payable in connection therewith), at our office or agency in Chicago, Illinois and any other location we designate. Initially, the trustee’s offices in Chicago, Illinois and New York, New York will serve as our offices and agency for these purposes. However, we may elect that payment of interest on registered notes be made by check mailed to the address of the appropriate person as it appears on the security register or by wire transfer as instructed by the appropriate person.

If any interest payment date or maturity or redemption date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date.

Optional Redemption

At any time before March 1, 2042 (six months prior to the maturity date of the notes), the notes will be redeemable, in whole or from time to time in part, at our option at a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed; or

(2)	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on the date of redemption (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis at the Treasury Rate (as defined below) plus 15 basis points, as determined by a Reference Treasury Dealer (as defined below), plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

At any time on or after March 1, 2042 (six months prior to the maturity date of the notes), we may also redeem some or all of the notes at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest on the notes to the date of redemption.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a date of redemption will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the series of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Primary Treasury Dealer” means a primary United States government securities dealer in the United States.

“Reference Treasury Dealer” means (i) Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer(s) (in any case not less than two) selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

We will, or will cause the trustee on our behalf to, mail notice of a redemption to holders of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. On or before the redemption date, we will deposit with a paying agent (which may be the trustee) or set aside, segregate and hold in trust (if we are acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such notes to be redeemed on that redemption date. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes of such series not previously called by such method as the trustee deems fair and appropriate and in accordance with the applicable procedures of the depositary; provided, however, that no notes of a principal amount of $2,000 or less shall be redeemed in part.

Covenants

The following covenants apply to the notes. Each of the covenants is subject to the provision for exempted indebtedness described below.

For your reference, we have provided below definitions of the capitalized terms used in the description of the covenants.

Limitation on Liens

We will not, nor will we permit any Restricted Subsidiary to, issue, assume or guarantee any debt for money borrowed if such debt is secured by a mortgage, security interest, lien, pledge or other encumbrance (referred to in this offering memorandum as a “lien”) on any Principal Property, or on any shares of stock or indebtedness of any Restricted Subsidiary, without in any such case effectively providing that the notes (and if we so choose, any other debt or obligation that ranks equally with the notes) are secured equally and ratably with, or prior to, such debt. These restrictions do not apply to debt secured by:

•	liens on property of a corporation existing at the time it becomes a subsidiary or at the time it is merged into or consolidated with or purchased by us or a subsidiary;

•	liens on property existing at the time of its acquisition and certain purchase money liens;

•	liens securing the cost of construction of new plants, incurred within 180 days of completion of construction;

•	liens securing the debt of a Restricted Subsidiary owing to us or another Restricted Subsidiary;

•	liens in connection with the issuance of certain industrial revenue bonds or similar financings;

•	liens existing on the date of the indenture;

•	certain other liens specified in the indenture that are customarily exempted from restrictions in offerings of securities similar to the notes; and

•

any extensions, renewals or replacements, in whole or in part, of any lien referred to above, as long as the principal amount of debt secured by any such lien does not increase and the lien is limited to all or part of the same property that previously secured the lien.

Limitation on Sale and Lease-Back

We will not, nor will we permit any Restricted Subsidiary to, engage in a sale and lease-back transaction of any Principal Property (except for certain temporary leases and leases with a Restricted Subsidiary) unless:

•	we or the Restricted Subsidiary could (subject to the limitation on liens) incur debt secured by a lien on the Principal Property to be leased without equally and ratably securing the notes; or

•	within 180 days following such a transaction, we retire long-term debt equal to the value of the transaction.

Exempted Indebtedness

We and our Restricted Subsidiaries may incur debt and enter into sale and lease-back transactions without regard to the two covenants described above if the sum of such debt and the value of such sale and lease-back transactions on a cumulative basis does not exceed 10% of the Consolidated Net Tangible Assets (which is total assets less current liabilities, goodwill and other intangibles) as shown on our audited consolidated balance sheet in our latest annual report to our stockholders.

Definitions

“Principal Property” means any manufacturing plant or other facility within the United States that we or a subsidiary own or lease, unless our Board of Directors determines that the plant or facility, together with any others so determined, is not of material importance to the total business of us and our Restricted Subsidiaries.

“Restricted Subsidiary” means any subsidiary (other than a subsidiary principally engaged in leasing or financing installment receivables or financing operations outside the United States) that owns or leases a Principal Property if: (1) substantially all of its property is located in the United States, (2) substantially all of its business is carried on in the United States, or (3) it is incorporated in any State of the United States.

Consolidation or Merger

Under the terms of the indenture, we may consolidate or merge with another corporation or sell, convey or lease all or substantially all of our assets to another corporation or entity. The successor or acquiring corporation or entity must expressly assume all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants. If, upon any such consolidation, merger, sale, conveyance or lease, or upon any such consolidation, merger, sale, conveyance or lease with respect to a Restricted Subsidiary, any Principal Property or shares of stock or indebtedness of a Restricted Subsidiary would become subject to a lien that is not in favor of us, a Restricted Subsidiary or any such successor or acquiring corporation or entity, we must, before or at the time of such transaction, effectively provide that the notes will be secured (if we so choose, equally and ratably with any other obligation of us or a Restricted Subsidiary that ranks equally with the notes) by a direct lien on such Principal Property or shares of stock or indebtedness of a Restricted Subsidiary that is prior to all liens other than pre-existing liens on such Principal Property or shares of stock or indebtedness of a Restricted Subsidiary, and that will continue as long as such Principal Property, shares of stock or indebtedness is subject to the lien arising in such transaction.

Events of Default

An event of default for any series of the notes includes the following:

•	failure to pay any installment of interest on the notes of that series that continues for 30 days after such payment is due;

•	failure to pay principal of or premium, if any, on the notes of that series when due;

•

failure to perform any of the other covenants or agreements in the notes or in the indenture and relating to the notes of that series that continues for 60 days after notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of that series; or

•	certain events of bankruptcy, insolvency or reorganization of us.

An event of default with respect to a particular series of notes issued under the indenture does not necessarily constitute an event of default with respect to any other series. The indenture provides that the trustee will, with certain exceptions, notify the holders of the affected series of notes of the occurrence of any of the events of default listed above (not including any applicable grace period and irrespective of the giving of notice as described in the third bullet) known to the trustee within 90 days after the occurrence thereof. Except in the case of a default in the payment of principal of, or premium, if any, or interest on a series of the notes, the trustee may withhold notice if it determines in good faith that withholding notice is in the interest of the holders.

If an event of default is continuing for any series of the notes, the trustee or the holders of not less than 25% in aggregate principal amount of the affected series of notes then outstanding may declare the principal amount of that series of the notes to be due and payable immediately. In such a case, subject to certain conditions, the holders of a majority in aggregate principal amount of that series of the notes then outstanding can annul the declaration and waive past defaults.

We are required to provide an annual officers’ certificate to the trustee concerning our compliance with certain covenants we make in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is not obligated to exercise any of its rights or powers at the request or direction of any of the holders of notes unless the holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. The holders of a majority in principal amount of the outstanding notes of each series affected by an event of default may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any of the trustee’s trusts or powers with respect to that series of the notes; however, the trustee may decline to follow such direction in certain circumstances.

Modification and Amendment of the Indenture

We may enter into supplemental indentures with the trustee without the consent of the holders of the notes to, among other things:

•	evidence the assumption by a successor corporation of our obligations under the indenture;

•	appoint additional or separate trustees to act under the indenture;

•	add covenants for the protection of the holders of the notes; and

•	cure any ambiguity or correct any inconsistency in the indenture.

With the consent of the holders of a majority in aggregate principal amount of the securities of each affected series issued under the indenture at the time outstanding, we may execute supplemental indentures with the trustee to add provisions or change or eliminate any provision of the indenture or any supplemental indenture relating to such series or to modify the rights of the holders of those securities. However, no such supplemental indenture will (1) extend the fixed maturity of any securities, reduce the principal amount (including in the case of discounted securities the amount payable upon acceleration of the maturity thereof), reduce the rate or extend the time of payment of any interest, reduce any premium payable upon redemption, or change the currency in which any securities are payable, without the consent of each holder of affected securities, or (2) reduce the aforesaid majority in principal amount of the securities of any series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all securities of such series.

Defeasance and Discharge of Indenture or Certain Obligations

At our option, we (1) will be discharged from all obligations under the indenture in respect of the notes of a series (except for certain obligations to register the transfer of or to exchange notes, replace stolen, lost or mutilated notes, maintain paying agencies and hold monies for payment in trust) or (2) need not comply with certain covenants of the indenture (including the limitation on liens and the limitation on sale and lease-back) and will not be limited by the restrictions in the indenture with respect to merger, consolidation or sale, conveyance or lease of substantially all of our assets, in each case if we irrevocably deposit with the trustee, in trust, money or U.S. government obligations (or a combination thereof) sufficient to pay the principal of and any premium or interest on the notes when due and satisfy other conditions in the indenture. In order to select either option, we must provide the trustee, among other things, a ruling from or published by the Internal Revenue Service (in the case of option 1) or an opinion of counsel (in the case of option 2) to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the option, as if we had not exercised such option.

In the event we exercise our option under (2) above with respect to the notes and the notes of any series are declared due and payable because of the occurrence of any event of default other than default with respect to such obligations, the amount of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the notes of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the notes of that series at the time of the acceleration resulting from such event of default. We would remain liable, however, for such payments.

Book-Entry System

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants of DTC include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, including Clearstream and Euroclear.

•

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the “Euroclear Operator,” under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative”. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes in DTC’s records. The ownership interest of each actual purchaser of notes is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global notes from any beneficial owner or otherwise.

Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

So long as DTC’s nominee is the registered owner of the global notes, such nominee for all purposes will be considered the sole owner or holder of the notes for all purposes under the indenture. Except as provided below, beneficial owners will not be entitled to have any of the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the indenture.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the Trustee or us, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the notes at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In the event that a successor securities depositary is not obtained under the above circumstances, or, alternatively, if an event of default with respect to the notes has occurred and is outstanding, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such notes.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the United States depositary for Euroclear.

Although we expect that DTC, Clearstream and Euroclear will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, Clearstream and Euroclear, DTC, Clearstream and Euroclear are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the United States depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the United States depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their United States depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

If the depositary at any time notifies us that it is unwilling or unable to continue as a depositary, or if the depositary becomes ineligible to serve, and we do not appoint a successor depositary within 90 days, we will issue notes in definitive form in exchange for the global notes. In addition, we may at any time and in our sole discretion determine not to have any series of notes represented by one or more global notes and, in such event, we will issue notes of that series in definitive form in exchange for the global note or notes. In any such instance, if we issue registered notes in exchange for global notes, we will register the definitive notes in such names and in such denominations authorized under the indenture as the depositary, pursuant to instructions from its direct or indirect participants or otherwise, instructs the trustee. The trustee will deliver the registered definitive notes to or on the order of the persons in whose names they are registered.

Governing Law

The indenture and the notes will be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to agreements made or instruments entered into and, in each case, performed in said state.

Relationship with Trustee

The Bank of New York Mellon Trust Company, N.A. currently serves as the trustee with respect to certain of our other outstanding debt securities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain of the United States federal income tax consequences of the purchase, ownership and disposition of the notes. This summary:

•

is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations issued under the Code, judicial decisions and administrative pronouncements in effect as of the date of this prospectus supplement, all of which are subject to different interpretation or to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein;

•

addresses only tax consequences to investors that purchase the notes at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes are sold for money at their initial offering price, and hold the notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes);

•

does not discuss all of the tax consequences that may be relevant to particular investors in light of their particular circumstances, including, but not limited to, the alternative minimum tax and the unearned income Medicare Contribution tax;

•

does not discuss all of the tax consequences that may be relevant to investors that are subject to special treatment under the United States federal income tax laws (including, without limitation, insurance companies, financial institutions, tax-exempt organizations, personal holding companies, trusts, estates, retirement plans, regulated investment companies, dealers in securities or currencies, holders whose functional currency for tax purposes is not the United States dollar, passive foreign investment companies, controlled foreign corporations, persons holding the notes as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, former United States citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code, or traders in securities that have elected to use a mark-to-market method of accounting for their securities holdings);

•

does not discuss the effect of other United States federal tax laws (such as estate and gift tax laws) except to the limited extent specifically indicated below, and does not discuss any state, local or foreign tax laws or tax treaties; and

•

does not discuss the tax consequences to a person holding notes through a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes), except to the limited extent specifically indicated below.

We have not sought and will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any matters discussed in this section, and we cannot assure you that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes, or that any such position would not be sustained.

If a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership or disposition of the notes.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situation and the application of any other United States federal as well as state or local or foreign tax laws and tax treaties, including gift and estate tax laws.

Certain United States Federal Income Tax Consequences To U.S. Holders

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes by a holder that is a “U.S. Holder.” For purposes of this summary, “U.S. Holder” means a beneficial owner of a note or notes that is for United States federal income tax purposes:

•

an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States (or any state thereof or the District of Columbia);

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Under the “substantial presence” test referred to above, an individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending on the last day of the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

Treatment of Interest

General

Except as described below regarding original issue discount, stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest is paid or accrues in accordance with the U.S. Holder’s method of tax accounting.

If a portion of the price paid for a note will be allocable to interest that “accrued” prior to the date the note is purchased (“pre-issuance accrued interest”), we intend to take the position that, on the first interest payment date, a portion of the interest received in an amount equal to the pre-issuance accrued interest will be treated as a return of the pre-issuance accrued interest and not as a payment of interest on the note. Amounts treated as a return of pre-issuance accrued interest should not be taxable when received but should reduce the U.S. Holder’s adjusted tax basis in the note by a corresponding amount.

Original Issue Discount

If the notes are issued with “original issue discount” (“OID”) for U.S. federal income tax purposes, special tax accounting rules apply. Under these rules, a U.S. Holder of notes may be required to recognize income in a taxable year in excess of the amount of cash received on the notes during such taxable year. In general, the notes will be treated as issued with OID if the “issue price” of the notes is less than their “stated redemption price at maturity.” If the amount of such OID is de minimis (i.e., less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years from issuance to maturity), the special tax accounting rules applicable to OID will not apply. Regardless of the regular method of accounting used by a U.S. Holder for U.S federal income tax purposes, OID (other than de minimis amounts) generally must be accrued into gross income on a constant yield basis, in advance of the receipt of some or all of the cash attributable to such OID.

The “issue price” of debt securities is the initial offering price to the public at which a substantial amount of the debt securities is sold for cash (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The “stated redemption price at maturity” of debt securities is the sum of all payments to be made on the debt securities other than “qualified stated interest” payments. A “qualified stated interest” payment is stated interest that is unconditionally payable at least annually at a single fixed rate (appropriately taking into account the length of the interval between payments).

The notes are not expected to be issued with OID except that there may be a discount that constitutes a “de minimis” amount of OID. A holder of notes with “de minimis” OID will include such amount in income, on a pro rata basis, as principal payments are made on the notes. Such income will be taxable as long-term capital gain if the notes are held for more than one year when principal is repaid or at the time of disposition.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will generally be taxable to that U.S. Holder as ordinary interest income at that time if not previously included in the U.S. Holder’s income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will be, in general, the cost of the note to the U.S. Holder increased by any OID required to be accrued into the Holder’s gross income. Gain or loss realized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the note has been held for more than one year. Otherwise, such gain or loss generally will be short-term capital gain or loss, the deductibility of which is subject to limitations. Net long-term capital gain recognized by a non-corporate U.S. Holder generally is eligible for reduced rates of United States federal income taxation. The deductibility of capital losses is subject to limitations.

If a U.S. Holder disposes of a note between interest payment dates, a portion of the amount received by the U.S. Holder will reflect interest that has accrued on the note but has not been paid as of the disposition date. That portion is treated as ordinary interest income and not as sale proceeds.

Certain United States Federal Income and Estate Tax Consequences to Non-U.S. Holders

The following is a summary of the United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes by a holder that is a “Non-U.S. Holder.” For purposes of this summary, “Non-U.S. Holder” means a beneficial owner of a note or notes, other than a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes), who is not a U.S. Holder.

Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including “controlled foreign corporations” and “passive foreign investment companies.” Such Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local, Non-United States, tax treaty and other tax consequences that may be relevant to them.

Treatment of Interest

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to United States federal income or withholding tax in respect of interest income on the notes if the interest income qualifies for the “portfolio interest exception.” Generally, interest income will qualify for the “portfolio interest exception” if each of the following requirements is satisfied:

•	the interest is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States;

•	the Non-U.S. Holder appropriately certifies its status as a non-United States person (as described below);

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to us through stock ownership; and

•	the Non-U.S. Holder is not a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

The certification requirement referred to above generally will be satisfied if the Non-U.S. Holder provides us or our paying agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person (within the meaning of the Code). If the Non-U.S. Holder holds its notes through a financial institution or other agent acting on the holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to that agent, and that agent will then be required to provide appropriate documentation to us or our paying agent (either directly or through other intermediaries). For payments made to foreign partnerships and certain other pass-through entities, the certification requirement will generally apply to the partners or other interest holders rather than the partnership or other pass-through entity. We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder. Prospective Non-U.S. Holders should consult their tax advisors regarding this certification requirement, and alternative methods for satisfying the certification requirement.

If the requirements of the “portfolio interest exception” are not satisfied with respect to a Non-U.S. Holder, payments of interest to that Non-U.S. Holder will be subject to a 30% United States withholding tax, unless another exemption or a reduced withholding rate applies. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute or successor form) claiming the benefit of the applicable tax treaty. Alternatively, an exemption applies to the 30% United States withholding tax if the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder) and the Non-U.S. Holder provides an appropriate statement to that effect on a properly executed IRS Form W-8ECI (or suitable substitute or successor form). These forms may be required to be periodically updated. In the latter case, such Non-U.S. Holder generally will be subject to United States federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, such a Non-U.S. Holder that is classified as a corporation for United States federal income tax purposes may be subject to a branch profits tax with respect to any such United States trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of Dispositions of Notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to United States federal income tax or withholding tax on gain realized upon the disposition of a note unless:

•

the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met (certain tax treaties may provide otherwise); or

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange, retirement or other disposition of the notes) exceed capital losses allocable to United States sources. If the second exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are classified as corporations for United States federal income tax purposes could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of Notes for United States Federal Estate Tax Purposes

A note held, or beneficially held, by an individual who is not a citizen or resident of the United States at the time of his or her death will not be includable in the individual’s gross estate for United States federal estate tax purposes, provided that (i) the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote and (ii) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, under the terms of an applicable estate tax treaty, United States federal estate tax may not apply with respect to a note.

United States Information Reporting Requirements and Backup Withholding Tax

U.S. Holders

We, or if a U.S. Holder holds notes through a broker or other securities intermediary, the intermediary, may be required to file information returns with respect to payments made to the U.S. Holder of interest, and, in some cases, disposition proceeds on the notes.

In addition, U.S. Holders may be subject to backup withholding at a current rate of 28% (scheduled to increase for tax years after December 31, 2012 to 31%) on those payments if they do not provide their taxpayer identification numbers in the manner required, fail to certify that they are not subject to backup withholding, fail to properly report in full their dividend and interest income, or otherwise fail to comply with the applicable requirements of backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder’s United States federal income tax liability (or refund) provided the required information is timely furnished to the IRS. Prospective U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

Non-U.S. Holders

The rules concerning information reporting and backup withholding applicable to Non-U.S. Holders are as follows:

•

Interest payments received by a Non-U.S. Holder will be exempt from the usual backup withholding rules (see above) if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the “portfolio interest” exception, where the Non-U.S. Holder satisfies the certification requirements described under “—Certain United States Federal Tax Consequences to Non-U.S. Holders—Treatment of Interest” above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the Non-U.S. Holder should be subject to the usual information reporting or backup withholding rules. In the event backup withholding applies to a Non-U.S. Holder, the amount of any backup withholding from a payment will be allowed as a credit against the Non-U.S. Holder’s United States federal income tax liability and may entitle the Non-U.S. Holder to a refund provided the required information is furnished to the IRS. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax; and

•

Sale proceeds received by a Non-U.S. Holder on a sale of notes through a broker may be subject to information reporting and/or backup withholding if the Non-U.S. Holder is not eligible for an exemption or does not provide the certification described under “—Certain United States Federal Tax Consequences to Non-U.S. Holders—Treatment of Interest” above. In particular, information reporting and backup withholding may apply if the Non-U.S. Holder uses the United States office of a broker, and information reporting (but generally not backup withholding) may apply if a Non-U.S. Holder uses the foreign office of a broker that has certain connections to the United States.

Prospective Non-U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

FATCA Legislation

The Foreign Account Tax Compliance Act (FATCA), as initially enacted, would apply to notes issued after March 18, 2012. However, recently issued proposed Treasury Regulations extended the grandfathering date and provided that FATCA generally would not apply to notes that are outstanding on January 1, 2013 (unless the note undergoes a “significant modification,” within the meaning of Section 1.1001-3 of the Treasury regulations promulgated under the Code), although holders cannot rely on the proposed Treasury regulations until they become finalized. If FATCA does apply to the notes, under the current rules (and not the proposed regulations), FATCA would generally impose a U.S. federal withholding tax of 30% on interest income on a note paid on or after January 1, 2013 and the gross proceeds from a disposition of a note paid on or after January 1, 2014 to (1) a foreign financial institution (whether as a beneficial owner or an intermediary) if such institution fails to enter into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which may include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) and (2) a certain type of foreign entity that is not a financial institution (whether as a beneficial owner or an intermediary) if such entity fails to provide the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity, unless an applicable exemption applies. In addition, under FATCA, “passthru payments” made by a foreign financial institution to “recalcitrant holders” or non-compliant foreign financial institutions are subject to a 30% U.S. withholding tax. Furthermore, new legislation, for tax years beginning after March 18, 2010, requires that certain U.S. Holders who hold the notes through certain “foreign financial institutions” and who have specified foreign assets in excess of certain threshold amounts, report certain information to the IRS on IRS Form 8938 “Statement of Specified Foreign Assets” (or appropriate successor form). Significant penalties can apply if certain U.S. Holders fail to disclose their specified foreign assets as required under the Code. Information regarding Non-U.S. Holders may be disclosed to the tax or other governmental authorities in a Non-U.S. Holder country of residence under an applicable broad information exchange agreement or tax treaty. The FATCA rules remain subject to change and future IRS guidance. U.S. and Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the implications of new legislation, including FATCA, on their investment in the notes.

THE UNITED STATES FEDERAL INCOME AND ESTATE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY, IS NOT TAX ADVICE AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES (AND ANY PROPOSED CHANGES IN APPLICABLE LAW).

UNDERWRITING

We intend to offer the notes through the underwriters. Subject to the terms and conditions described in an underwriting agreement among us and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amounts of the notes listed opposite their names below.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$220,000,000
J.P. Morgan Securities LLC	220,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	220,000,000
Goldman, Sachs & Co.	55,000,000
HSBC Securities (USA) Inc.	55,000,000
Mizuho Securities USA Inc.	55,000,000
SG Americas Securities, LLC	55,000,000
Wells Fargo Securities, LLC	55,000,000
Banca IMI S.p.A.	33,000,000
Commerz Markets LLC	33,000,000
ING Financial Markets LLC	33,000,000
BMO Capital Markets Corp.	11,000,000
Danske Markets Inc.	11,000,000
Loop Capital Markets LLC	11,000,000
nabSecurities, LLC	11,000,000
UBS Securities LLC	11,000,000
U.S. Bancorp Investments, Inc.	11,000,000

Total	$1,100,000,000

The underwriters have agreed to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.500% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, to other dealers a discount not in excess of 0.250% of the principal amount of the notes. After the initial public offering, the public offering price and other selling terms may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $1,645,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market price and liquidity of the notes may be adversely affected.

Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering (i.e., if they sell more notes than are on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us, for which they received or will receive customary fees and expenses. The underwriters or their affiliates may provide credit to us or our affiliates as lenders from time to time, including under our existing credit facility. In particular, the underwriters or their affiliates may hold outstanding commercial paper issued by us, which may be repaid with a portion of the net proceeds received by us from the sale of the notes. See “Use of Proceeds.”

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Banca IMI S.p.A. is not a U.S. registered broker-dealer, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion

Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

This prospectus supplement and the accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The notes may not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Janet O. Love, Esq., Deputy General Counsel and Assistant Secretary, and Drinker Biddle & Reath LLP, Chicago, Illinois. Ms. Love is a participant in various of our employee benefit and incentive plans, including stock option plans, offered to employees. As of August 21, 2012, Ms. Love beneficially owns 2,000 shares of our common stock. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by Winston & Strawn LLP, Chicago, Illinois. Winston & Strawn LLP provides legal services to ITW and its subsidiaries from time to time.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Illinois Tool Works Inc.’s internal controls over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s election to change its method of accounting to eliminate a one-month lag for reporting its international operations outside of North America). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

ILLINOIS TOOL WORKS INC.

Debt Securities

We may offer to sell from time to time debt securities. This prospectus provides you with a general description of the securities we may offer. We will provide you with the specific terms and the public offering prices of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest.

The debt securities may be offered and sold to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

You should carefully consider the risk factors included and incorporated by reference in this prospectus and the applicable prospectus supplement before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, under a shelf registration process. Under this shelf registration process, we may sell debt securities under this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The prospectus supplement will describe: the terms of the debt securities offered, any initial public offering price, the price paid to us for the debt securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities. For more detail on the terms of the debt securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

In this prospectus we use the terms “ITW,” the “Company,” “we,” “us,” and “our” to refer to Illinois Tool Works Inc. and our consolidated subsidiaries. References to “debt securities” include any debt security that we might sell under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

This prospectus contains summaries of certain provisions contained in key documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making your investment decision. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act, we may add to this prospectus and offer additional securities by filing a prospectus supplement with the SEC at the time of the offer.

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. Neither we nor any underwriter has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or any sale of debt securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, reports, proxy statements and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

The SEC allows us to incorporate by reference into this document the information we file with the SEC. This means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference the documents listed below:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

2.	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012; and

3.	Current Reports on Form 8-K filed on January 13, 2012, February 7, 2012, February 13, 2012, February 23, 2012, April 6, 2012, May 10, 2012 and August 17, 2012 (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we have terminated the offering. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus after the date of this prospectus will automatically update and may replace information in this prospectus and information previously filed with the SEC.

You may request a copy of any of these documents from us without charge, excluding certain exhibits to the documents, by writing or telephoning us at the following address:

Maria C. Green, Secretary

Illinois Tool Works Inc.

3600 West Lake Avenue

Glenview, IL 60026

(847) 724-7500

Documents may also be available on our website at www.itw.com. We do not intend our website address to be an active link and information contained on our website does not constitute a part of this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain statements and information that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may be identified by the use of words such as “believe,” “expect,” “plans,” “intends,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “guidance,” “forecast,” and other similar words, including, without limitation, statements regarding the expected acquisition or disposition of businesses, the availability of raw materials and energy, the expiration of any one of our patents, the cost of compliance with environmental regulations, economic conditions in certain geographic regions, the adequacy of internally generated funds and credit facilities, the meeting of dividend payout objectives, the ability to fund debt service obligations, the likelihood of future goodwill or intangible asset impairment charges, our portion of future benefit payments related to pension and postretirement benefits, the availability of additional financing, the outcome of outstanding legal proceedings, the impact of adopting new accounting pronouncements and the estimated timing and amount related to the resolution of tax matters. These statements are subject to certain risks, uncertainties, and other factors, which could cause actual results to differ materially from those anticipated. Important risks that may influence future results include (1) weakness or downturns in the markets we serve, (2) changes or deterioration in international and domestic political and economic conditions, (3) potential negative impact of acquisitions on our profitability and return on invested capital, (4) the risk of intentional acts of our employees, agents or business partners that violate anti-corruption and other laws, (5) the unfavorable impact of foreign currency fluctuations, (6) decreases in credit availability, (7) raw material price increases and supply shortages, (8) an interruption in, or reduction in, introducing new products into our product lines, (9) an unfavorable environment for making acquisitions, domestic and international, including adverse accounting or regulatory requirements and market values of candidates, (10) unfavorable tax law changes and tax authority rulings, (11) financial market risks to our obligations under our defined benefit pension plans, and (12) potential adverse outcome in legal proceedings. The risks covered here are not all inclusive and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, known or unknown to us, including, but not limited to, those described in Item 1A “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, in any prospectus supplement, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date the statement is made, whether as a result of new information, future events, changes in assumptions or otherwise.

THE COMPANY

We are a multinational manufacturer of a diversified range of industrial products and equipment. As of December 31, 2011, our businesses operate in 58 countries and are reported internally as 52 operating segments to senior management. These operating segments have been aggregated into eight external reportable segments.

80/20 Business Process

A key element of our business strategy is our continuous 80/20 business process for both existing businesses and new acquisitions. The basic concept of this 80/20 business process is to focus on what is most important (the 20% of the items which account for 80% of the value) and to spend less time and resources on the less important (the 80% of the items which account for 20% of the value). Our operations use this 80/20 business process to simplify and focus on the key parts of their business, and as a result, reduce complexity that often disguises what is truly important. Our operations utilize the 80/20 process in various aspects of their business. Common applications of the 80/20 business process include:

•	Simplifying product lines by reducing the number of products offered by combining the features of similar products, outsourcing products or, as a last resort, eliminating low-value products.

•	Segmenting the customer base by focusing on the 80/20 customers separately and finding alternative ways to serve the 20/80 customers.

•	Simplifying the supplier base by partnering with 80/20 suppliers and reducing the number of 20/80 suppliers.

•	Designing business processes, systems and measurements around the 80/20 activities.

The result of the application of this 80/20 business process is that we have over time improved our long-term operating and financial performance. These 80/20 efforts can result in restructuring projects that reduce costs and improve margins. Corporate management works closely with those businesses that have operating results below expectations to help those businesses better apply this 80/20 business process and improve their results.

We were founded in 1912 and incorporated in Delaware in 1915. Our principal offices are located at 3600 West Lake Avenue, Glenview, Illinois 60026. Our telephone number is (847) 724-7500. We maintain a website at www.itw.com. We are not including the information contained on our website as a part of, or incorporating it by reference into, this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the last five fiscal years and for the six months ended June 30, 2012 is set forth below. You should read this table in conjunction with the consolidated financial statements and related notes to financial statements incorporated by reference in this prospectus. See “Where You Can Find More Information.”

For the purpose of computing these ratios, “earnings” consists of income from continuing operations before income taxes and equity method earnings plus fixed charges and dividends of unconsolidated affiliates. “Fixed charges” consists of interest expense (which includes amortization of debt issuance costs) and an estimate of the interest within rental expense. The ratio was calculated by dividing the sum of the “fixed charges” into the sum of “earnings.” Interest related to income tax matters is included in income taxes in the consolidated statement of income and is excluded from the computation of fixed charges.

	Six Months Ended June 30, 2012	Fiscal Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(1)	11.8x	11.3x	10.1x	6.5x	11.9x	17.7x

(1)	Certain reclassifications of prior years’ data have been made to conform to current year reporting, including discontinued operations. Fiscal years 2010 and 2009 have been restated for the elimination of the one-month lag for the reporting of our international operations outside of North America. See “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2011 for more detail regarding discontinued operations and the elimination of the one-month lag.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. Until we apply the proceeds from the sale of the securities, we may temporarily invest any proceeds that are not immediately applied to the above purposes in United States government or agency obligations, commercial paper, money market accounts, short-term marketable securities, bank deposits or certificates of deposit, repurchase agreements collateralized by United States government or agency obligations or other short-term investments.

DESCRIPTION OF DEBT SECURITIES

The following summarizes the material provisions of the debt securities to which a prospectus supplement may relate. We may issue debt securities from time to time in one or more series. Each time we offer debt securities, the prospectus supplement related to that offering will describe the applicable terms.

As required by United States federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract to be entered into by us and a financial institution, acting as trustee on your behalf. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles:

•	First, subject to some limitations, the trustee can enforce your rights against us if we default.

•	Second, the trustee performs for us certain administrative duties, which include sending you notices and, if the trustee also performs the service of paying agent, interest payments.

Because this section is a summary of the material terms, it does not describe every aspect of the debt securities. We urge you to read the indenture governing the debt securities because it, and not this description, defines your rights as a holder of debt securities. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. This description is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture covering the debt securities, as described below, including definitions of some terms used in the indenture. The indenture is subject to any amendments or supplements that we may enter into from time to time, as permitted under the indenture.

References to “ITW,” “we,” “us” and “our” in this section are only to Illinois Tool Works Inc. and not to its subsidiaries.

General

Unless otherwise provided in the applicable prospectus supplement, the debt securities will be unsecured senior obligations of our company. As senior debt securities, they will rank equally with all of our other unsecured and unsubordinated indebtedness.

Our debt securities are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables and capital lease obligations, of any of our subsidiaries. This may affect your ability to receive payments on our debt securities.

The indenture provides for the issuance by us from time to time of debt securities in one or more series. The indenture does not limit the aggregate principal amount of debt securities we may issue under the indenture. In addition, the indenture does not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness to the extent described in the prospectus supplement relating to that series of debt securities that may be issued by ITW or its subsidiaries.

The indenture sets forth the specific terms of any series of debt securities or provides that such terms will be set forth in, or determined pursuant to, one or more authorizing resolutions and an officers’ certificate or a supplemental indenture, if any, relating to that series.

You should read the prospectus supplement relating to a particular series of debt securities for the following terms of the series of debt securities offered by that prospectus supplement and this prospectus:

•	the designation of the debt securities;

•	the limit upon the aggregate principal amount of the debt securities;

•	the rate or rates at which the debt securities will bear interest, if any, or the formula by which interest will accrue;

•	the dates from which interest will accrue, the interest payment dates on which such interest will be payable, and the record date for the interest payable on any interest payment date;

•	the maturity date of the debt securities;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, the debt securities may be redeemed, in whole or in part;

•

our obligation, if any, to redeem or purchase the debt securities pursuant to a sinking, purchase or analogous fund or at the option of the holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, the debt securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation;

•

whether any of the debt securities may be redeemed at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which, and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part;

•	if other than the principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of maturity;

•

if other than denominations of $1,000, if registered, and $5,000, if unregistered, and any integral multiples of the applicable denominations for debt securities denominated in dollars, the denominations in which the debt securities will be issuable;

•	the form of security to be used to evidence ownership of the debt securities;

•	the place or places where the principal of (and premium, if any) and interest, if any, on the debt securities will be payable;

•	any additional offices or agencies maintained for the registration of transfer, exchange and payment of the debt securities;

•	whether the debt securities will be issued as registered securities or as unregistered securities, with or without coupons;

•

whether unregistered debt securities may be exchanged for registered debt securities and whether registered debt securities may be exchanged for unregistered debt securities and the circumstances under which and the place or places where any such exchanges, if permitted, may be made;

•

whether the debt securities will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for such global security or securities and whether any global securities of such series will be issuable initially in temporary form, and whether any global securities of such series will be issuable in definitive form, with or without coupons, and, if so, whether beneficial owners of interests in any such definitive global security may exchange such interests for debt securities of such series and the circumstances under which and the place or places where any such exchange may occur;

•

if other than dollars, the coin, or currency or currencies, or currency unit or units in which the debt securities will be denominated and in which payment of the principal, premium, and interest, if any, on the debt securities will be payable;

•

if the principal, premium, and interest, if any, on the debt securities are to be payable at the election of us or a holder thereof or under some or all other circumstances, in a coin, or currency or currencies, or currency unit or units other than that in which the debt securities are denominated, the period or periods within which, and the terms and conditions upon which, such election may be made, or the other circumstances under which any of the debt securities are to be so payable, and any provision requiring the holder thereof to bear currency exchange costs by deduction from such payments;

•

if the principal, premium, and interest, if any, on the debt securities may be determined with reference to a currency, currency unit, commodity or financial or non-financial index or indices, then the manner in which such amounts will be determined;

•

whether and under what circumstances and with what procedures and documentation we will pay additional amounts on any of the debt securities and coupons, if any, of such series to any holder who is a Non-U.S. Holder (as defined in the prospectus supplement relating to the debt securities), in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay additional amounts (and the terms of any such option);

•

the person to whom any interest on any registered debt security will be payable, if other than the person in whose name that debt security is registered at the close of business on the record date for such interest, the manner in which, or the person to whom, any interest on any unregistered debt security of such series will be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they mature, and the extent to which, or the manner in which, any interest payable on a temporary global security on an interest payment date will be paid if other than in the manner provided below;

•

whether some of the provisions relating to the defeasance and discharge of the debt securities, or certain obligations relating thereto, described below under “Defeasance and Discharge of Indenture or Certain Obligations” will be applicable to the debt securities; and

•	any other terms of the debt securities (which will not be inconsistent with the provisions of the indenture).

The principal, premium, and interest, if any, will be payable at the time or times and in the manner provided in the prospectus supplement relating to any series of debt securities. In the case of registered securities, interest on the debt securities will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the record date. Any paying agents initially designated by us for the debt securities of a particular series will be named in the prospectus supplement relating to those debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

The debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument or instruments of transfer, if so required by us or the security registrar) or exchanged for other debt securities of the same series (of like aggregate principal amount and in any authorized denominations) at the office or agency maintained by us (initially the principal office of the trustee in Chicago, Illinois or another office designated by the trustee). The transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any registration of transfer or exchange of debt securities. We will not be required to (1) issue, register the transfer of, or exchange debt securities for a period of 15 days prior to the redemption of any of the debt securities of that series or (2) register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

We have appointed the trustee under the indenture as security registrar. Any transfer agent (in addition to the security registrar) initially designated by us for any series of debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the affected debt securities.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued only in fully registered form, with or without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in the global debt security will be shown on, and transfers will be effected only through, records maintained by the designated depositary and its participants as described below.

We may issue debt securities with terms different from those of debt securities that may already have been issued. There is no requirement that we issue debt securities in the future under the same indenture, and we may use other indentures or documentation, containing materially different provisions in connection with future issues of other debt securities.

We may issue the debt securities as original issue discount securities, which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the United States federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

In addition, special United States federal income tax considerations or other restrictions or other terms applicable to any debt securities offered exclusively to foreigners or denominated in a currency other than United States dollars may also be set forth in the prospectus supplement, if applicable.

We will comply with Section 14(c) of the Exchange Act, and any other tender offer rules within the Exchange Act, which may then be applicable, if we are obligated to purchase debt securities at the option of the holders of the securities. Any obligation applicable to a series of debt securities will be described in the applicable prospectus supplement.

Unless otherwise described in a prospectus supplement relating to any series of debt securities, the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving our company. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. Reference is made to the prospectus supplement relating to the particular series of debt securities being offered for information about any deletions from, modifications or additions to the events of default described below or covenants of ITW in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

If any debt securities are convertible, they may be convertible into or exchangeable for securities, property or cash, or a combination of the foregoing, and the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

•	the securities, property or cash into which the debt securities are convertible or for which they are exchangeable;

•	the conversion price or exchange ratio, or the calculation method for such price or ratio;

•	the conversion or exchange period, or how such period will be determined;

•	if conversion or exchange will be mandatory or at the option of the holder or our company;

•	provisions for adjustment of the conversion price or the exchange ratio;

•	provisions affecting conversion or exchange in the event of the redemption of the debt securities; and

•	any other terms of the debt securities that are consistent with the provisions of the indenture.

Such terms may also include provisions under which the number or amount of other securities or property to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other securities or property as of a time stated in the prospectus supplement.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities (each a “Global Security”) that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that particular series.

The specific terms of a depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to that particular series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the depositary for the Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the Global Security. These accounts will be designated by the underwriters or agents with respect to such debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a Global Security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the depositary for a Global Security, or its nominee, is the registered owner of the Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Security for all purposes under the indenture governing these debt securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debt securities of the series represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of a series in definitive form and will not be considered the owners or holders of the debt securities under the indenture.

Principal of, any premium and interest on, and any additional amounts with respect to debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the Global Security representing the debt securities. None of ITW, the trustee, the paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on, or additional amounts with respect to debt securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of the participants.

The indenture provides that if (1) the depositary for a series of debt securities notifies us that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the indenture and a successor depositary is not appointed by us within 90 days of written notice or (2) we determine that the debt securities of a particular series will no longer be represented by Global Securities and execute and deliver to the trustee a company order to that effect, the Global Securities will be exchanged for debt securities of the series in definitive form and in an aggregate principal amount equal to the principal amount of the Global Securities being exchanged. The definitive debt securities will be registered in such name or names as the depositary instructs the trustee. We expect that these instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in Global Securities.

Consolidation or Merger

Under the terms of the indenture, we may consolidate or merge with another corporation or sell, convey or lease all or substantially all of our assets to another corporation or entity. The successor or acquiring corporation or entity must expressly assume all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on any outstanding series of debt securities and performance of the covenants. If, upon any such consolidation, merger, sale, conveyance or lease, or upon any such consolidation, merger, sale, conveyance or lease with respect to a Restricted Subsidiary (as defined below), any Principal Property (as defined below) or shares of stock or indebtedness of a Restricted Subsidiary would become subject to a lien that is not in favor of us, a Restricted Subsidiary or any such successor or acquiring corporation or entity, we must, before or at the time of such transaction, effectively provide that any series of debt securities outstanding under the indenture will be secured (if we so choose, equally and ratably with any other obligation of us or a Restricted

Subsidiary that ranks equally with such debt securities) by a direct lien on such Principal Property or shares of stock or indebtedness of a Restricted Subsidiary that is prior to all liens other than pre-existing liens on such Principal Property or shares of stock or indebtedness of a Restricted Subsidiary, and that will continue as long as such Principal Property, shares of stock or indebtedness is subject to the lien arising in such transaction. As used herein, “Restricted Subsidiary” means any subsidiary (other than a subsidiary principally engaged in leasing or financing installment receivables or financing operations outside the United States) that owns or leases a Principal Property if: (1) substantially all of its property is located in the United States, (2) substantially all of its business is carried on in the United States, or (3) it is incorporated in any State of the United States. “Principal Property” means any manufacturing plant or other facility within the United States that we or a subsidiary own or lease, unless our Board of Directors determines that the plant or facility, together with any others so determined, is not of material importance to the total business of us and our Restricted Subsidiaries.

Events of Default

Each of the following events will constitute an event of default under the indenture with respect to any series of debt securities issued:

•	failure to pay any installment of interest on the debt of that series that continues for 30 days after such payment is due;

•	failure to pay principal of or premium, if any, on the debt securities of that series when due;

•

failure to perform any of the other covenants or agreements in the debt securities or in the indenture and relating to the debt securities of that series that continues for 60 days after notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series; or

•	certain events of bankruptcy, insolvency or reorganization of us.

An event of default with respect to a particular series of debt securities issued under the indenture does not necessarily constitute an event of default with respect to any other series. The indenture provides that the trustee will, with certain exceptions, notify the holders of the affected series of debt securities of the occurrence of any of the events of default listed above (not including any applicable grace period and irrespective of the giving of notice as described in the third bullet) known to the trustee within 90 days after the occurrence thereof. Except in the case of a default in the payment of principal of, or premium, if any, or interest on a series of the debt securities, the trustee may withhold notice if it determines in good faith that withholding notice is in the interest of the holders.

If an event of default is continuing for any series of the debt securities, the trustee or the holders of not less than 25% in aggregate principal amount of the affected series of debt securities then outstanding may declare the principal amount of that series of the debt securities to be due and payable immediately. In such a case, subject to certain conditions, the holders of a majority in aggregate principal amount of that series of the debt securities then outstanding can annul the declaration and waive past defaults.

We are required to provide an annual officers’ certificate to the trustee concerning our compliance with certain covenants we make in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is not obligated to exercise any of its rights or powers at the request or direction of any of the holders of debt securities unless the holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. The holders of a majority in principal amount of the outstanding debt securities of each series affected by an event of default may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any of the trustee’s trusts or powers with respect to that series of the debt securities; however, the trustee may decline to follow such direction in certain circumstances.

Modification and Amendment of Indenture

We may enter into supplemental indentures with the trustee without the consent of the holders of any series of debt securities to, among other things:

•	evidence the assumption by a successor corporation of our obligations under the indenture;

•	appoint additional or separate trustees to act under the indenture;

•	add covenants for the protection of the holders of the debt securities; and

•	cure any ambiguity or correct any inconsistency in the indenture.

With the consent of the holders of a majority in aggregate principal amount of the securities of each affected series issued under the indenture at the time outstanding, we may execute supplemental indentures with the trustee to add provisions or change or eliminate any provision of the indenture or any supplemental indenture relating to such series or to modify the rights of the holders of those securities. However, no such supplemental indenture will (1) extend the fixed maturity of any securities, reduce the principal amount (including in the case of discounted securities the amount payable upon acceleration of the maturity thereof), reduce the rate or extend the time of payment of any interest, reduce any premium payable upon redemption, or change the currency in which any securities are payable, without the consent of each holder of affected securities, or (2) reduce the aforesaid majority in principal amount of the securities of any series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all securities of such series.

Defeasance and Discharge of Indenture or Certain Obligations

At our option, we (1) will be discharged from all obligations under the indenture in respect of the debt securities of a series (except for certain obligations to register the transfer of or to exchange debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust) or (2) need not comply with certain covenants of the indenture (including the limitation on liens and the limitation on sale and lease-back) and will not be limited by the restrictions in the indenture with respect to merger, consolidation or sale, conveyance or lease of substantially all of our assets, in each case if we irrevocably deposit with the trustee, in trust, money or U.S. government obligations (or a combination thereof) sufficient to pay the principal of and any premium or interest on the notes when due and satisfy other conditions in the indenture. In order to select either option, we must provide the trustee, among other things, a ruling from or published by the Internal Revenue Service (in the case of option 1) or an opinion of counsel (in the case of option 2) to the effect that holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of our exercise of the option, as if we had not exercised such option.

In the event we exercise our option under (2) above with respect to any series of debt securities and the debt securities of such series are declared due and payable because of the occurrence of any event of default other than default with respect to such obligations, the amount of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. We would remain liable, however, for such payments.

Governing Law

The indenture and the debt securities will be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to agreements made or instruments entered into and, in each case, performed in said state.

Relationship with the Trustee

The trustee under the indenture, The Bank of New York Mellon Trust Company, N.A., currently serves as the trustee with respect to certain of our other outstanding debt securities.

PLAN OF DISTRIBUTION

We may sell our securities on a continuous or delayed basis in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us to purchasers; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement will contain the terms of the transaction, the place and time of delivery of the securities, the name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell securities as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Each series of securities will be a new issue and will have no established trading market. We may elect to list any series of securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters, dealers and their affiliates may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, certain legal matters with respect to the validity of the issuance of the debt securities will be passed upon for us by Janet O. Love, Esq. (or other senior general counsel as may be designated by us). Ms. Love, in her capacity as Deputy General Counsel and Assistant Secretary, is a participant in various of our employee benefit and incentive plans, including stock option plans, offered to employees. As of August 21, 2012, Ms. Love beneficially owns 2,000 shares of our common stock. Any underwriters, dealers or agents will be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Illinois Tool Works Inc.’s internal controls over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s election to change its method of accounting to eliminate a one-month lag for reporting its international operations outside of North America). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$1,100,000,000

ILLINOIS TOOL WORKS INC.

3.900% Notes due 2042

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	J.P. Morgan

Co-Managers

Goldman, Sachs & Co.	HSBC	Mizuho Securities
SOCIETE GENERALE		Wells Fargo Securities

Banca IMI	COMMERZBANK	ING

BMO Capital Markets	Danske Bank	Loop Capital Markets
nab Securities, LLC	UBS Investment Bank	US Bancorp

August 21, 2012